Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045 Telephone 847.735.4700 Facsimile 847.735.4750 www.brunswick.com

Release:	IMMEDIATE
Contact:	Bruce J. Byots
Vice President – Corporate and Investor Relations
Phone:	847-735-4612
Email:	bruce.byots@brunswick.com

Brunswick Corporation Announces Receipt of Requisite Consents

for its Outstanding 5% Notes due 2011

LAKE FOREST, Ill., Aug. 25, 2009 — Brunswick Corporation (NYSE: BC) announced today that, pursuant to its previously announced cash tender offer and consent solicitation for its outstanding 5 percent notes due 2011, it had received tenders and consents from holders of approximately $149.4 million aggregate principal amount of the notes, representing over 99.5 percent of the outstanding 2011 notes, prior to 5 p.m. (EDT), on Aug. 21, 2009. Brunswick has accepted and paid for the tendered notes using proceeds from its recently completed offering of $350 million aggregate principal amount of 11.25 percent senior secured notes due 2016.

Holders who have not yet tendered their notes may tender until midnight (EDT), Sept. 4, 2009, unless extended or terminated earlier by Brunswick.

This news release is neither an offer to purchase the 2011 notes, nor a solicitation of an offer to sell the notes or other securities of Brunswick. The offer is made only through and pursuant to the terms of the offer to purchase and the letter of transmittal, dated Aug. 10, 2009. Holders of the notes may obtain the offer to purchase and the letter of transmittal by contacting Global Bondholder Services, Attn: Corporate Actions, 65 Broadway—Suite 723, New York, N.Y. 10006; banks and brokers call: (212) 430-3774; U.S. Toll free: (866) 389-1500.

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Brunswick Corporation

Aug. 25, 2009

About Brunswick

Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity” (TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; Arvor, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris, Hatteras, Kayot, Lowe, Lund, Maxum, Meridian, Ornvik, Princecraft, Quicksilver, Rayglass, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables and foosball tables. For more information, visit http://www.brunswick.com.

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